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                                                                   Exhibit 10.43


                             [INTRACEL LETTERHEAD]




December 10, 1998


Norman Urmy
Executive Vice President, Clinical Affairs
Vanderbilt University Medical Center
D3300 Medical Center North
Nashville, TN 37232-2102

Dear Mr. Urmy:

This Letter of Intent ("Letter"), when accepted by Intracel Corporation ("Intracel") and Vanderbilt University Medical Center ("Medical Center") shall confirm the understandings between the parties with respect to the development of an OncoVAX(R) center.

1. The scope of the Venture is described as follows: The creation of a cGMP laboratory facility and support areas including administrative space and storage for the commercialization of Intracel's OncoVAX(R), research on OncoVAX(R) line extensions, and such other products as Intracel and Medical Center agree are appropriate for the Venture.

2. It is intended that the Venture shall commence upon the execution of a Definitive Agreement between Medical Center and Intracel.

3. Each of the parties to this Letter hereby represents to the other that neither it nor any of its respective affiliates to the best of its knowledge has entered into or is bound by the terms of any understanding, agreement, judgment, order or settlement which is inconsistent with the terms or intent of this Letter, or which would preclude it from entering into and performing in accordance with the terms of a Definitive Agreement consistent with the terms or intent of this Letter. Promptly after the terms of this Letter are mutually agreed to, each party will cause its attorneys to commence preparation of a draft of the Definitive Agreement and shall deliver the same to a representative of each party as promptly as reasonably possible thereafter.

4.     The scope of this project is described as follows:

          - Medical Center will provide the Venture with Medical Director service. Medical Director compensation shall be set based upon the projected time commitment.

          -   Intracel will operate the laboratory.

          - Intracel will purchase additional services from Medical Center, when agreeable and feasible to Medical Center including but not limited to:
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          -    Support services such as bioengineering and housekeeping.

          -    Specialized laboratory testing.

          -    Hospital networking support.

          - Support in developing relationships with managed care entities and physician groups.

     o Intracel and Medical Center agree to coordinate publicity with respect to the opening of the center.

5. The parties acknowledge that each may provide confidential information to the other. Each party agrees to be bound by the terms and the conditions of the separately executed Confidentiality Agreement attached to and made part of this Letter.

6. Each of the parties hereto shall bear its own legal, accounting, and other fees and expenses incurred in connection with this project.

7. Although this Letter does express the understanding of the parties with respect to the Venture, with the exception of the terms of paragraphs 5 and 6, nothing herein will be construed or deemed to constitute any legally enforceable or binding right or obligation of the parties hereto. All such rights and obligations shall arise only in connection with the Definitive Agreement.

8. In the event that the Definitive Agreement is not entered into by January 8, 1999, at the election of any of the parties hereto, this Letter shall immediately terminate upon written notice given by the terminating party to the other by messenger or overnight mail, and with the exception of the terms of the paragraphs 5 and 6 above, shall be of no further force or effect.

AGREED TO THIS 10 DAY OF DECEMBER, 1996

VANDERBILT UNIVERSITY MEDICAL CENTER

/s/ NORMAN URMY
--------------------------------------
Norman Urmy
Executive Vice President,
Clinical Affairs



INTRACEL CORPORATION

/s/ DANIEL S. REALE
--------------------------------------
Daniel S. Reale
Senior Vice President